Exhibit 10.1

[GeoEye, Inc. Letterhead]

February 9, 2012

Cerberus Capital Management, L.P.

299 Park Avenue

New York, NY 10171

Gentlemen:

GeoEye, Inc. (the “Company” or “we”) understands that Cerberus Capital Management, L.P., a Delaware limited partnership (“Cerberus”) and its Affiliates (as defined in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), including without limitation Cerberus Satellite LLC, a Delaware limited liability company (Cerberus and its Affiliates, collectively, the “Cerberus Parties”), desire to increase their Beneficial Ownership of the outstanding shares of common stock, par value $0.01, of the Company (such outstanding shares, the “Common Shares”).

The Cerberus Parties have informed the Company of their support of the Company, its directors, its management and its direction and, accordingly, their desire to increase their Beneficial Ownership (as defined below) in excess of the 25% threshold set forth under the definition of “Acquiring Person” in the Rights Agreement, dated as of June 8, 2011 and amended as of December 9, 2011, by and between the Company and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agreement”). The Board of Directors of the Company (the “Board”) has agreed to the Company’s amendment of the Rights Agreement to reflect (i) an increase of the 25% threshold to a 30% threshold and (ii) certain terms described herein (the “Amended Rights Agreement”), on the condition that Cerberus agree to the restrictions set forth in this letter agreement (this “Letter Agreement”). As used in this Letter Agreement, the term “Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities (as determined pursuant to the Rights Agreement, whether or not the Rights Agreement is amended or remains in effect during the Standstill Period). The terms “Beneficial Ownership” and “Beneficial Owner” have correlative meanings.

The Company understands that, as of February 7, 2012, the Cerberus Parties Beneficially Owned approximately 24.1% of the Common Shares, such Beneficial Ownership including 100% of the outstanding shares of the Series A Convertible Preferred Stock of the Company (the “Series A Shares”) on an as converted basis.

1)	Standstill Agreement. Cerberus agrees, for itself and the Cerberus Parties, that, during the Standstill Period (as defined below) it will not in any manner, directly or indirectly (unless requested by the Company):

a)	effect or seek (including, without limitation, entering into any discussions, negotiations, agreements or understandings with any third person whether publicly or otherwise) to effect, or encourage any individual, corporation, partnership, limited liability company, association, trust and any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof (any of the foregoing, a “Person”) to participate in, effect or seek (whether publicly or otherwise) to effect:

i)	any acquisition of Beneficial Ownership by any Person of any securities, rights or options to acquire any securities, or any assets or businesses, of the Company or any of its subsidiaries; provided that the Cerberus Parties may acquire Beneficial Ownership of Common Shares if upon such acquisition the aggregate Beneficial Ownership of Common Shares, including the Series A Shares on an as converted basis, by the Cerberus Parties would not at any time be in excess of 29.99% of the number of Common Shares that are then outstanding, including the Series A Shares on an as converted basis,

ii)	any tender offer, exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries, or any similar extraordinary transaction involving the purchase of all or substantially all of assets of the Company;

iii)	any recapitalization, restructuring, liquidation or dissolution with respect to the Company or any of its subsidiaries or any similar extraordinary transaction involving a dividend or distribution of assets representing 25% or more of the enterprise value of the Company; or

iv)	participate in any solicitation of proxies or consents to vote, or recommendation to other holders how to vote, any voting securities of the Company with respect to the election of directors or any other proposal to be considered at any annual or special meetings of shareholders of the Company or for the call of a special meeting of shareholders, or present, conduct, participate in or engage in any proposal or other type of referendum (binding or non-binding), including nominations for directors, for consideration at such annual meeting or special meetings of shareholders or for the call of a special meeting of shareholders (it being agreed, however, that nothing in this Letter Agreement shall prevent or impair any Cerberus Party from voting its voting securities (directly or by proxy grant), provided that the Cerberus Parties may not vote any voting securities of the Company that in the aggregate account for more than 19.99% of the Common Shares outstanding, assuming conversion of the outstanding Series A Shares at the time of such vote (the “Maximum Percentage”); provided, however, that neither the foregoing nor any other provision contained in this Letter Agreement shall limit, restrict or impair the ability of the Cerberus Parties to (i) make public statements (including statements contemplated by Rule 14a-1(l)(2)(iv) under the Exchange Act), or (ii) engaging in discussions with other stockholders (so long as the Cerberus Parties do not seek, directly or indirectly, either on their own or no another party’s behalf, the power to act as proxy for a security holder and do not furnish or otherwise request, or act on behalf of a person who furnishes or requests, a form of revocation, abstention, consent or authorization, and such discussions are in compliance with Section 1(b) hereof with respect to any transaction that has been publicly announced by the Company involving (A) a recapitalization of the Company or any of its subsidiaries, (B) an acquisition, disposition or sale of assets or a business by the Company or any of its subsidiaries or (C) a change of control of the Company;

b)	form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a group as such term is used in Section 13(d) of the Exchange Act, with respect to the Common Shares, or the Series A Shares, or otherwise support or participate in any effort by a third party, with respect to the matters set forth in Section 1(a) above, or deposit any Common Shares, or Series A Shares, in a voting trust or subject any Common Shares, or Series A Shares, to any voting agreement, other than in each case solely with its Affiliates or Associates (which Affiliates and Associates the Cerberus Parties shall cause to be subject to the same restrictions set forth herein as if they were parties hereto) with respect to the Common Shares, or the Series A Shares, now or hereafter owned by the Cerberus Parties or pursuant to this Agreement;

c)	otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company, or initiate or take any action to obtain additional representation on the Board;

d)	take any action which would, or would reasonably be expected to, force the Company to make a public announcement regarding any of the types of matters set forth in Section (1)(a), above;

e)	sell or dispose, in a single transaction or series of transactions, Common Shares (or rights in respect thereof), or Series A Shares, to any other Person or “group” if any of the Cerberus Parties know, or have good reason to know, that such Person or “group’ holds or, after giving effect to any such sale or disposition, would Beneficially Own in excess of 4.9% of the Common Shares assuming conversion of the Series A Shares, unless such sale or disposition has been approved by a majority of the members of the Board who are not Associates or Affiliates of any of the Cerberus Parties and who have not been nominated to serve on the Board of Directors by any of the Cerberus Parties or any of their Affiliates, Associates or any persons with whom any of the Cerberus Parties have formed a “group” (within the meaning of Section 13(d)(3) of the Exchange Act);

f)	participate in any sale process regarding the Company unless (i) such process is initiated by the Board and (ii) such participation is on the same terms as those set by the Board and its advisors for other bidders involved in such sale process;

g)	enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

h)	seek or request permission to do any of the foregoing, request to amend or waive any provision of this letter (including, without limitation, this clause (h)), or make or seek permission to disclose publicly (in SEC filings or otherwise) any intention, plan or arrangement that is inconsistent with the foregoing.

Notwithstanding the foregoing, the terms of each of this Letter Agreement and the Amended Rights Agreement shall not limit, restrict or impair the ability of the Cerberus Parties to (i) exercise any of their rights under paragraphs (9), (10) or (11) of the Certificate of Designations, Preferences and Rights of the Series A Shares (the “Certificate of Designations”) or (ii) become Beneficial Owners of 30% or more of the Common Shares that are then outstanding, including the Series A Shares on an as converted basis, (x) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of Common Shares Beneficially Owned by the Cerberus Parties to 30% or more of the Common Shares then outstanding or (y) pursuant to (1) a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares, (2) a right to convert or conversion into Common Shares of outstanding Series A Shares in respect of accrued but unpaid dividends on the Series A Shares, (3) an adjustment to the conversion price for the Series A Shares or (4) a split or subdivision of the outstanding Common Shares; provided, however, that the foregoing exemption shall not apply if the Cerberus Parties shall become the Beneficial Owners of 30% or more of the Common Shares then outstanding solely by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owners of additional Common Shares (other than pursuant to (i) a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares, (ii) a right to convert or a conversion into Common Shares of outstanding Series A Shares in respect of accrued but unpaid dividends on the Series A Shares, (iii) an adjustment to the conversion price for the Series A Shares or (iv) a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owners of such additional Common Shares, the Cerberus Parties do not Beneficially Own 30% or more of the Common Shares then outstanding.

Notwithstanding anything to the contrary herein, the terms of this Letter Agreement shall not limit, restrict or impair the ability of the Cerberus Parties, or any Representatives thereof, to, directly or indirectly, (i) engage in transactions with respect to the non-convertible debt of the Company or any of its Affiliates (whether such transaction(s) is/are in the primary or secondary market or otherwise), (ii) take any and all other actions with respect to the debt of the Company or any of its Affiliates, (iii) propose, commit on, participate in and/or make a loan or other debt financing to the Company or any of its Affiliates, (iv) propose, commit on, participate in and/or provide debt financing to a prospective buyer regarding a transaction involving the Company or any of its Affiliates, (v) finance a third-party’s effort to make a loan or other debt financing to the Company or any of its Affiliates, (vi) take a security interest in any and all assets of the Company or any of its Affiliates as collateral security for any loan or other debt or (vii) participate in any process approved, conducted or initiated by the Company pursuant to which any of the businesses or assets of the Company or any of its Affiliates are proposed to be sold or otherwise disposed of. The term “debt” as used in this paragraph shall include, without limitation, institutional debt (bank or otherwise), commercial paper, notes, debentures, bonds, other evidence of indebtedness, and debt securities and debt instruments that are not convertible into equity securities of the Company or any of its subsidiaries.

Notwithstanding anything to the contrary herein, (i) it is understood and agreed that this Letter Agreement shall not be deemed to prohibit General Michael Carns (or another director designated for appointment as a director of the Company pursuant to the Certificate of Designations) from engaging in any lawful act in his capacity as a director of the Company; and (ii) nothing in this Letter Agreement shall restrict or otherwise impair any Cerberus Party from selling or otherwise transferring its Common Shares, or Series A Shares, or any other securities of the Company to any

Person or from participating in any discussions to facilitate the same so long as such Cerberus Party is not in breach of the foregoing provisions of this Letter Agreement, including any such sale or transfer made in connection with a tender offer, exchange offer, merger, acquisition or other business combination, or other extraordinary transaction, involving the Company or any of its subsidiaries.

“Standstill Period” means the period beginning on the date hereof and ending on the earliest of: (a) the date of the final check-out of the GeoEye-2 Satellite, following such satellite’s successful launch; (b) such time as the Cerberus Parties cease to Beneficially Own in the aggregate at least 5% of the issued and outstanding Common Shares of the Company, including the Series A Shares on an as converted basis; (c) such time as the Board has publicly recommended that the stockholders of the Company approve any sale of more than 50% of the assets of the Company and its subsidiaries, taken as a whole; (d) such time as any Person or group (other than the Cerberus Parties) Beneficially Owns more than 50% of any class of outstanding equity securities of the Company; (e) such time as the Board has publicly recommended that the stockholders of the Company approve any merger, consolidation or other business combination involving the Company by which the then current stockholders of the Company would own less than 50% of the outstanding voting securities of the surviving entity, or the Board has publicly recommended that the stockholders of the Company tender their Common Shares in any tender or exchange offer that is conditioned on the offeror or its Affiliates achieving at least 50.1% Beneficial Ownership of the Company’s outstanding voting securities; (f) such time as any Person (other than a Cerberus Party) commences (within the meaning of the Exchange Act) a tender or exchange offer that is conditioned on the offeror or its Affiliates achieving at least 50.1% Beneficial Ownership of the Company’s outstanding voting securities, which offer is not withdrawn or terminated within five (5) days after it is commenced; (g) the date on which the Company or any of its Affiliates becomes insolvent, files for bankruptcy or reorganizes in connection with a bankruptcy or insolvency proceeding; or (h) June 30, 2013.

2)	Governing Law; Jurisdiction. This Letter Agreement is for the benefit of the Company and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware or in the courts of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby. Each party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of Delaware or in the courts of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

3)	Damages. Money damages would not be an adequate remedy for any breach of this Letter Agreement by Cerberus. Accordingly, the Company shall be entitled to equitable relief, including,

without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. Cerberus will not raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and Cerberus agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

4)	Entire Agreement; Amendment; Assignment; Binding Effect. This Letter Agreement contains the entire agreement between the parties regarding its subject matter and supersedes all prior agreements, arrangements, understandings and discussions between the parties regarding such subject matter. No provision in this letter agreement can be waived, modified or amended except by written consent of both parties, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment. Neither this Letter Agreement nor any of the rights and/or obligations hereunder may be assigned by either party without the prior written consent of the other party, and any attempted assignment or transfer by any party not in accordance herewith shall be null and void. This agreement is for the benefit of the parties and their respective successors and permitted assigns. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

5)	Fiduciary Duties. Nothing in this Letter Agreement will limit any actions that may be taken by any person acting in his or her capacity as a director of the Company consistent with his or her fiduciary duties or as otherwise required, after consultation with legal counsel, by applicable law or by the rules and regulations of the SEC, the NASDAQ Stock Market or any other principal national securities exchange on which the Common Stock is then admitted or listed for trading.

6)	Counterparts. This Agreement may be executed in separate counterparts and by facsimile .pdf or other electronic transmittal method, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Separate Signature Pages Attached.

Sincerely,

GEOEYE, INC.

By:	/s/ William L. Warren
Name: William L. Warren
Title: Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Letter Agreement]

Please indicate your agreement and acceptance of this letter agreement by executing this letter agreement in the space provided below and returning it to the Company.

Agreed and accepted as of

the date first written above:

CERBERUS CAPITAL MANAGEMENT, L.P.

By:	/s/ Robert G. Warden
Name: Robert G. Warden
Title: Managing Director

[Signature Page to Letter Agreement]